Exhibit 10.33

GBT JERSEYCO LIMITED

AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

Adopted June 30, 2014 (the “Effective Date”)

Assumed as of December 10, 2019

As Amended and Restated on December 2, 2021

1Purpose of the Plan

On December 10, 2019, GBT III B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT III”), completed a restructuring whereby GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (the “Company”), became the parent company of the GBT group (the “Restructuring”). In connection with the Restructuring, the GBT III B.V. Management Incentive Plan (the “Prior Plan”) was assumed by the Company, amended to reflect the Restructuring as set forth herein and renamed the GBT JerseyCo Limited Management Incentive Plan (the “Plan”). Pursuant to Section 4.14 of the Prior Plan, all of the options granted under the Prior Plan that were outstanding at the closing of the Restructuring were converted into options to purchase shares of Common Stock of the Company (“Options”) and for all purposes of this Plan, shall be treated as if they were originally granted under this Plan. References in this Plan to the Company in relation to events that occurred prior to the Restructuring shall be deemed to refer to GBT III where applicable.

The purpose of the Plan is to promote the interests of the Company and its shareholders by providing the key employees, service providers and consultants of the Company and its subsidiaries with an appropriate incentive to encourage them to continue in the employ of the Company or its subsidiaries and to improve the growth, profitability and financial success of the Company and its subsidiaries.

2Definitions

As used in this Plan and in any Option Grant Agreement, the following capitalized terms shall have the following meanings:

(a)“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company except that solely for purposes of the Plan, Amex and its subsidiaries shall be deemed to be Affiliates. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Juweel Investor shall be considered an Affiliate of the Company unless expressly noted herein.

(b)“Amex” shall mean American Express Company.

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Business Travel Entities” shall mean business entities with annual revenue of at least $10,000,000 (whether or not for profit) and governmental agencies.

(e)“Business Travel Services” shall mean business travel agency services provided to Business Travel Entities pursuant to a stand-alone contract to arrange for the business and commercial travel of their employees, excluding Travel Supplier Services, covering an entire enterprise or one or more business units, geographies or divisions thereof.

(f)“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise provided in the Participant’s Option Grant Agreement or the Participant’s effective, written contract of Employment or severance agreement with the Company or its direct and indirect subsidiaries, the Participant’s (i) willful and continued failure to adequately perform substantially all of the Participant’s duties; (ii) failure to devote substantially all of the Participant’s business time to the performance of the Participant’s duties for the Company and its subsidiaries (subject to the ability to engage in activities in accordance with applicable Company policy); (iii) willful misconduct; (iv) unlawful use of a controlled substance; (v) conviction of, or entry of a plea of guilty or no contest to any felony or any crime involving, dishonesty, theft, moral turpitude, breach of trust or breach of a fiduciary duty or their equivalent under local law; (vi) engagement in an act or omission that is detrimental to the business or reputational interests of the Company or its subsidiaries, including, but not limited to, an act of fraud, embezzlement, disparagement, theft or dishonesty, whether in the past or future (including any such acts occurring prior to the commencement of employment); (vii) habitual or gross negligence in the performance of the Participant’s duties; (viii) material or repeated violation of any policy or practice adopted by the Company or its subsidiaries applicable to the Participant; (ix) breach of any material term of any written employment, service or consulting agreement between the Participant and the Company or its subsidiaries; and (x) violation of any Company or subsidiary detrimental conduct provision. If, subsequent to the termination of a Participant’s Employment, it is discovered that Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause (regardless of how such termination was previously classified).

(g)“Change in Control” shall mean the occurrence of any of the following events after Closing: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) to any Good Faith Independent Purchaser or group of related Good Faith Independent Purchasers for purposes of Section 13(d) of the Exchange Act (a “Group”); (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iii) any Good Faith Independent Purchaser or related Group thereof becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities representing more than 50% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such securities in any such election of members of the Board.

(h)“Closing” shall mean the date of the principal closing of the transactions contemplated by the Share Purchase Agreement by and among Juweel Investors Limited, a limited company organized under the laws of the Cayman Islands (“Juweel”), the Company and American Express Travel Related Services Company, Inc., dated as of March 14, 2014.

(i)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)“Commission” shall mean the U.S. Securities and Exchange Commission.

(k)“Committee” shall mean the Compensation Committee of the Board of Directors of the Company or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Plan, and if no such committee exists or has been appointed, the Board.

(l)“Common Stock” shall mean Non-Voting MIP Shares of the Company.

(m)“Compete” shall mean with respect to any Participant, unless otherwise provided in the Participant’s Option Grant Agreement, (i) during Employment and for the Restricted Period, (A) being an employee, director, or independent contractor of, or a consultant to, or performing any services for or on behalf of, or being an owner or investor in (other than the ownership of not more than 1% of the publicly traded voting securities of any company listed on a national securities exchange), any Person engaging in any Competing Business, or (B) directly or indirectly, whether on behalf of the Participant or another Person, soliciting (including any communication of any kind, regardless of by whom it is initiated) or hiring or attempting to solicit or hire (x) any actual or prospective customer or supplier of the Company or any of its subsidiaries in connection with any Competing Business or to terminate or alter in a manner adverse to the Company or its subsidiaries such customer’s or supplier’s relationship with the Company or its subsidiaries, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment with the Company or its subsidiaries or to provide services to another Person (whether as an employee, director, consultant or otherwise); provided that Participant’s employer’s or business organization’s conducting general advertising for employees not directed at any specific Person shall not in and of itself be a violation of this clause (B), or (ii) at any time during or following Employment, disclosing or using any Confidential Information, except as required by legal process or, during Employment, in good faith in furtherance of his or her job responsibilities to the Company and its subsidiaries (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he/she shall promptly notify the Company and cooperate with the Company in seeking a protective order with respect to such Confidential Information or to otherwise limit its disclosure). “Competed” and “Competing” shall have correlative meanings. Further, in accordance with the Defend Trade Secrets Act of 2016, (I) the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose a trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(n)“Competing Business” shall mean (i) the provision of Business Travel Services and (ii) any other business in which the Company or any of its subsidiaries was engaged, or is considering engaging in, during the Participant’s Employment or within the twenty-four (24) month period immediately following the Participant’s termination of Employment and of which the Participant was aware or reasonably should have been aware prior to his or her termination of Employment.

(o)“Confidential Information” shall mean all information regarding the Company, Juweel, the Juweel Investors, any Affiliates of the Company, Juweel or the Juweel Investors or any of the employees, officers and directors of any of the foregoing Persons, including, without limitation, any activity, business, product, customer, client or supplier of any of the foregoing Persons, in any case, that is not generally known by the public or to Persons not employed by the Company, Juweel, the Juweel Investors or their respective Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

(p)“Disability” shall mean with respect to any Participant, unless otherwise provided in the Participant’s Option Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ long-term disability plans covering such Participant (if any), or as defined from time to time by the Company, in its sole discretion.

(q)“Eligible Individual” shall mean (i) any Employee who is a key executive of the Company or its subsidiaries, or (ii) certain other Employees, individual service providers, non-employee directors or consultants who, in the judgment of the Committee, should be eligible to participate in the Plan due to the services they perform on behalf of the Company or a subsidiary of the Company.

(r)“Employment” shall mean employment or other service relationship with the Company or any of its subsidiaries and shall include the provision of services as a director, service provider or consultant for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly determines otherwise in its sole discretion, so long as the Participant is employed by, or otherwise is providing services to the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A of the Code) upon a termination or cessation of Employment of a

Participant who is subject to Section 409A of the Code, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan. All determinations regarding Employment and terminations thereof shall be made by the Committee in its sole discretion.

(s)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(t)“Exercise Date” shall have the meaning set forth in Section 4.11 herein.

(u)“Exercise Notice” shall have the meaning set forth in Section 4.11 herein.

(v)“Exercise Price” shall mean the price that the Participant must pay under the Option for each share of Common Stock, as determined by the Committee for each grant and initially specified in the Option Grant Agreement, which shall be no less than the Fair Market Value of a share of Common Stock on the Grant Date, subject to any increase or other adjustment that may be made following the Grant Date in accordance with the Plan. For the avoidance of doubt, with respect to any Premium Strike Option, the Exercise Price of such Option may, in the Committee’s sole discretion, be set at a price that is higher than the applicable Fair Market Value as of the Grant Date of such Option.

(w)“Fair Market Value” shall mean, as of any date (i) prior to the date on which the Common Stock is first publicly traded on a recognized exchange, the value per share of Common Stock as determined by the Board; or (ii) on which the Common Stock is then publicly traded on a recognized exchange, (A) the closing price on such day of the shares of Common Stock as reported on the principal securities exchange on which the shares of Common Stock are then listed or admitted to trading or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (C) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of the shares of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the shares of Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the shares of Common Stock are traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board (as applicable). In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board. In any case, the Fair Market Value shall be determined in accordance with the requirements of Section 409A of the Code, to the extent applicable.

(x)“Good Faith Independent Purchaser” shall mean an independent third party, as determined by the Board, and expressly excludes each Majority Stockholder, the Juweel Investors, the Amex Permitted Transferees, Juweel Permitted Transferee and the Juweel Investors Permitted Transferees, in each case as defined in the Shareholders Agreement.

(y)“Good Reason” shall mean with respect to any Participant who is an Employee of the Company or one of its subsidiaries, unless otherwise provided in the Participant’s Option Grant Agreement or an effective employment or severance agreement with the Company or any of its direct or indirect subsidiaries, following a Change in Control, (i) a material decrease in a Participant’s annual base salary (other than as part of an across-the-board reduction applicable to all similarly situated employees of the Company and/or its subsidiaries), or (ii) a relocation of a Participant’s primary work location more than 60 miles from the Participant’s primary work location in effect immediately prior to the Grant Date (provided that such relocation materially increases the Participant’s daily one-way commute to his or her primary work location), each such event occurring following a Change in Control without the Participant’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(z)“Grant Date” shall mean the Grant Date as defined in Section 4.4 herein.

(aa)“Initial Majority Stockholder Shares” shall mean the voting shares of GBT III’s share capital, with a nominal value of EUR 0.00001 each, held by the Majority Stockholders collectively immediately after the Closing, which, in connection with the Restructuring, were exchanged for shares of Voting Stock, and shall include any stock, securities or other property or interests received by the Majority Stockholders in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

(bb)“Initial Public Offering” shall mean an underwritten initial public offering or public offerings (on a cumulative basis) of Shares of the Company pursuant to an effective registration statement or registration statements (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A under the Securities Act, (iii) a registration on Form S-4 or any successor form or (iv) a registration on Form S-8 or any successor form) in connection with which Shares of the Company are listed for trading on a national securities exchange. A de-SPAC transaction, in which the Company engages in a merger, share exchange or similar business combination with a publicly traded special purpose acquisition company, as the result of which the Company becomes a subsidiary of such special purpose acquisition company, also shall be treated as an Initial Public Offering (a “SPAC Transaction”).

(cc)“Juweel Investors” shall mean, for so long as such entities remain invested (directly or indirectly) in the Company, Certares GBT Holdings Ltd., QH Travel, L.P., PecosCo Limited Partnership, HMC Juweel Holdings, LP, Macquarie Juweel Investor LP and BR Investors Juweel, L.P.

(dd)“Liquidity Event” shall occur on the date of (i) a transaction, which when aggregated, if applicable, with any other prior transaction (whether or not related) results in the cumulative sale, transfer or other disposition by the Majority Stockholders of more than 20% of the Initial Majority Stockholder Shares held by the Majority Stockholders as of Closing to a Good Faith Independent Purchaser and with respect to which the relevant Majority Stockholders have received only cash, as determined by the Board; provided that following the sale, transfer or other disposition by the Majority Stockholders of more than 20% of the Initial Majority Stockholder Shares as of the Closing to a Good Faith Independent Purchaser for only cash, a subsequent Liquidity Event in respect of sales, transfers or dispositions by the Majority Stockholders shall only be deemed to occur upon the individual or cumulative sale, transfer or other disposition by the Majority Stockholders of the Initial Majority Stockholder Shares to a Good Faith Independent Purchaser for only cash, in increments of 10% (measured based on the number of Initial Majority Stockholder Shares held by the Majority Stockholders as of Closing); or (ii) any other transaction or series of transactions (whether or not related) determined by the Board, in its sole discretion, to constitute a “Liquidity Event.” For the avoidance of doubt, (x) a distressed sale of the Company, (y) a transaction which is required due to law or regulations of governmental authorities, as determined by the Board, or (z) a transaction pursuant to Sections 2.1.6(b) or 2.2.2 of the Shareholders Agreement, in each of (x), (y) and (z), which results in the sale, transfer or other disposition of the Initial Majority Stockholder Shares will not be a Liquidity Event for purposes of the Plan (or counted towards satisfying the thresholds set forth in this definition).

(ee)“Majority Stockholder” shall mean, collectively or individually as the context requires, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors Coöperatief U.A. and/or their respective Affiliates (disregarding the Company and its subsidiaries), successors and assigns.

(ff)“Management Stockholders’ Agreement” shall mean the Management Stockholders’ Agreement, substantially in the form attached hereto as Exhibit B (as amended and/or restated from time to time) or such other Stockholders’ agreement to which the Company and the Participant are a party (provided that the same is or was approved by the Committee).

(gg)“Option” shall mean the option to purchase shares of Common Stock granted to any Participant under the Plan. Any references in the Plan to an “Option” will be deemed to include “Time-Based Options,” “Performance-Based Options” and “Premium Strike Options” unless specifically noted to the contrary. No Option granted hereunder is intended to be an “incentive stock option” under Section 422 of the Code.

(hh)“Option Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Option pursuant to the Plan, provided the Committee may make such changes to the form of Option Grant Agreement for any particular grant as the Committee may determine pursuant to its powers set forth in Section 3.1(c) of the Plan (provided that such changes are not inconsistent with the Plan); provided, however, that the vesting schedule of the Options granted by the Effective Date Chairman (as defined below) may deviate from the form attached hereto as Exhibit A.

(ii)“Participant” shall mean a Person to whom a grant of an Option has been made (pursuant to the Committee’s authority under Section 3.1(a) or the Effective Date Chairman’s authority under Section 4.1), and, where applicable, shall include Permitted Transferees.

(jj)“Performance-Based Option” shall have the meaning set forth in Section 4.5(b).

(kk)“Permitted Transferee” shall have the meaning set forth in Section 4.6.

(ll)“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(mm)“Premium Strike Option” shall have the meaning set forth in Section 4.5(c).

(nn)“Qualifying CIC Termination” shall mean, unless otherwise provided in the Participant’s Option Grant Agreement, with respect to a Participant, a termination of such Participant’s Employment by the Company or a subsidiary thereof without Cause or by the Participant for Good Reason, in each case within the one-year period following a Change in Control (other than a Change in Control that is also a SPAC Transaction).

(oo)“Restricted Period” shall mean, unless otherwise provided in the Participant’s Option Grant Agreement, the twenty-four-month period following the termination of the Participant’s Employment.

(pp)“Restrictive Covenants” means the covenants contained in an Option Grant Agreement under the section titled “Restrictive Covenants.”

(qq)“Shareholders Agreement” shall mean the Shareholders Agreement, dated as of December 10, 2019, by and among the Company, American Express Travel Holdings Netherlands Coöperatief U.A. and Juweel Investors Coöperatief U.A., as amended and/or restated from time to time.

(rr)“Shares” shall mean the shares of Common Stock and Voting Stock.

(ss)“Securities Act” shall mean the Securities Act of 1933, as amended.

(tt)“Time-Based Option” shall have the meaning set forth in Section 4.5(a).

(uu)“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

(vv)“Travel Supplier Services” means the ownership or operation of hotels, resorts, other lodging providers, airlines, rail, car rental and other transportation providers.

(ww)“Vesting Commencement Date” shall mean, with respect to a Time-Based Option, the date specified in the applicable Option Grant Agreement on which the vesting period of such Time-Based Option commences.

(xx)“Voting Stock” shall mean shares of the Company designated as Ordinary Shares.

3Administration of the Plan

The Committee shall administer the Plan. In addition, the Committee, in its discretion, may delegate its authority to grant Options to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1Powers of the Committee. In addition to the other powers granted to the Committee under the Plan, the Committee shall, subject to the rights of the Chairman of the Board on the Effective Date (the “Effective Date Chairman”) set out in Section 4, have the power: (a) to determine the Eligible Individuals to whom grants of Options shall be made; (b) to determine the time or times when grants of Options shall be made and to determine the number of shares of Common Stock subject to each such grant; (c) to determine, modify or waive the terms and conditions of any Option; (d) to prescribe the form of and terms and conditions of any instrument evidencing a grant of Options, so long as such terms and conditions are not otherwise inconsistent with the terms of the Plan; (e) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (f) to construe and interpret the Plan, such rules and regulations and the instruments evidencing grants of Options; (g) to reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument evidencing any grant of Options; (h) to establish any black-out or exercise restrictions on Options as it deems appropriate in connection with an Initial Public Offering or other event; and (i) to make all other determinations necessary or advisable for the administration of the Plan and Options and otherwise do all things necessary to carry out the purposes of the Plan and Options; provided, however, that Option grants to directors of the Company must be approved by the full Board.

3.2Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons.

3.3Indemnification of the Committee. No member of the Committee nor the Effective Date Chairman, the Majority Stockholders, any Juweel Investor, nor their employees, partners, directors or associates shall be liable for any action or determination made in good faith with respect to the Plan or any grant of Options thereunder. To the full extent permitted by law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Committee, is or was the Effective Date Chairman or is or was a Majority Stockholder, a Juweel Investor or an employee, partner, director or associate thereof, to the extent such criminal or civil action or proceeding relates to the Plan or any grant made pursuant to the Plan (provided that such Person acted in good faith and in a manner such Person reasonably believed to be in the best interests of, or not opposed to the best interests of, the Company).

3.4Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of the issuance of any shares of Common Stock to be issued hereunder or to effect similar compliance or registration under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the shares of Common Stock pursuant to the exercise of any Options, which shares of Common Stock shall be evidenced by book-entry in the books and records of the Company, and may only issue such certificates or make such book-entry in the event the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates or making of such book-entry is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, regulations or requirements. The Company may, in its sole discretion, defer the effectiveness of an exercise, or delay the exercisability, of an Option hereunder or the issuance or transfer of the shares of Common Stock pursuant to any Option pending or to help ensure compliance under federal, state or non-U.S. securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of the shares of Common Stock pursuant to any Option. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

3.5Inconsistent Terms. In the event of a conflict between the terms of the Plan, the terms of the Management Stockholders’ Agreement and the terms of any Option Grant Agreement, the terms of the Plan shall govern except as otherwise expressly provided herein.

3.6Plan Term. The Committee shall not grant any Options under this Plan on or after the tenth anniversary of the Effective Date. All Options which remain outstanding after such date shall continue to be governed by the Plan and the applicable Option Grant Agreement(s).

3.7Acceptance of Terms. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Option, the Participant shall be deemed to have agreed to the terms of the Option Grant Agreement and the Plan.

4Options

4.1Option Pool. Subject to adjustment as provided in Section 4.14 hereof, Options may be granted under the Plan to Participants to purchase up to 4,764,000 shares of Common Stock (the “Pool”). The Committee shall have discretion to grant 62.5% of the Pool, and the Effective Date Chairman, for so long as he remains Chairman of the Board, will have the discretion to grant the remaining 37.5% of the Pool (such portion, the “Chairman Pool”); provided that the Effective Date Chairman may not make grants out of the Chairman Pool to himself and provided further, that any grants made by the Effective Date Chairman must conform with the terms and conditions of the Plan (other than the allocation and vesting schedule applicable to any such grants, which shall be determined by the Effective Date Chairman in his sole discretion) and applicable law; provided that notwithstanding anything contained in the Plan to the contrary, for so long as the Effective Date Chairman remains on the Board, the Options granted from the Chairman Pool shall not be amended or modified without his written consent (including by email) unless both (i) such amendment is approved by at least one designee of Juweel Investors Coöperatief U.A. who is then serving on the Committee and (ii) such amendment is being made to all other outstanding Option grants (including those not granted from the Chairman Pool). In order to effectuate the foregoing, at least 5 business days prior to the proposed Grant Date of any Option to be granted to an Eligible Individual from the Chairman Pool, the Effective Date Chairman must notify the Chairman of the Committee in writing (including by email) of the proposed terms and conditions of the grant, including, without limitation, the proposed exercise price, vesting schedule and Eligible Individual to whom the grant shall be made and any such proposed grants will not be effective unless and until the Committee (upon advice of legal counsel if it determines to engage legal counsel) confirms that such Options comply with the relevant terms of the Plan and applicable law (which confirmation shall be provided by the Committee promptly).

4.2Share Counting. To the extent that any Option granted under the Plan terminates, expires or is canceled without having been exercised, the shares of Common Stock covered by such Option shall again be available for grant under the Plan; provided that any shares of Common Stock surrendered or withheld to pay the exercise price or withholding taxes relating to Options and shares of Common Stock underlying an Option that is settled in cash or consideration other than shares of Common Stock shall not again be available for issuance under the Plan. Any shares of Common Stock related to Options granted under the Plan by the Effective Date Chairman which are forfeited, terminated, canceled or expire unexercised may be reallocated by the Effective Date Chairman for so long as he remains Chairman of the Board; provided that any shares of Common Stock surrendered or withheld to pay the exercise price or withholding taxes relating to Options granted under the Plan by the Effective Date Chairman shall not again be available for issuance under the Plan. Common Stock delivered by the Company under the Plan may be authorized but unissued Common Stock or previously issued Common Stock acquired by the Company. Unless the Committee determines otherwise, no fractional shares of Common Stock will be delivered under the Plan. For purposes of clarification, the Board and Committee shall have the sole authority to administer the terms of the Plan and any outstanding Options that have been granted under the Plan (except with respect to amendments or modifications to Options granted from the Chairman Pool, as described in Section 4.1 above).

4.3Exercise Price. The Exercise Price of any Option granted under the Plan shall be 100% of the Fair Market Value of the Common Stock subject to the Award, determined as of the date of grant, or such higher amount as the Committee may determine in connection with the grant. Options, once granted, may be repriced only in accordance with the applicable requirements of the Plan.

4.4Grant Date. The Grant Date of the Options shall be the date designated by the Committee and specified in the Option Grant Agreement as of the date the Option is granted.

4.5Vesting of Options. The Committee shall specify in the Option Grant Agreement the conditions upon which the Option shall become vested. Vested portions of the Option (if any) may be exercised only in accordance with Section 4.10 hereof.

(a)Time-Based Option.

(i)Generally. The Committee may provide in the Option Grant Agreement that some or all of an Option granted under the Plan is a Time-Based Option. For purposes of the Plan, except as otherwise provided in the applicable Option Grant Agreement, a “Time-Based Option” shall mean an Option that vests in equal 20% installments on each of the first five anniversaries of the Vesting Commencement Date, subject in all cases to the Participant’s continued Employment through the applicable vesting date. Unless the Committee provides otherwise, the vesting of the Time-Based Option may be suspended during any leave of absence.

(ii)Accelerated Vesting on a Qualifying Termination. In the event that a Participant’s Employment is terminated as the result of a Qualifying CIC Termination, 100% of the then outstanding Time-Based Options held by the Participant shall immediately vest and become exercisable as of such Qualifying CIC Termination.

(b)Performance-Based Option. The Committee may provide in the Option Grant Agreement that some or all of an Option granted under the Plan is a Performance- Based Option. For purposes of the Plan, a “Performance-Based Option” shall mean an Option that vests in accordance with the performance-based targets set forth in the applicable Option Grant Agreement.

(c)Premium Strike Options. The Committee may provide in the Option Grant Agreement that some or all of an Option granted under the Plan (whether a Performance-Based Option or a Time-Based Option) is a Premium Strike Option. For purposes of the Plan, a “Premium Strike Option” shall mean an Option that has an Exercise Price that is greater than the Fair Market Value of a share of Common Stock on the Grant Date of such Option.

4.6Expiration of Options. All Options, whether vested or unvested, shall expire on the tenth anniversary of their Grant Date unless such Options expire earlier as provided below or in the applicable Option Grant Agreement.

(a)Effect of Termination of Employment on Unvested Options. With respect to each Participant, such Participant’s Option(s), or portion thereof, which have not become vested shall expire on the date such Participant’s Employment is terminated for any reason unless otherwise specified in the Option Grant Agreement or as specified below, or unless such termination is a Qualifying CIC Termination.

(i)Death & Disability. Except as otherwise provided in an Option Grant Agreement, in the event the Participant’s Employment terminates due to the Participant’s death or Disability, the Participant’s unvested Options will remain outstanding and continue to vest or be eligible to vest during the twelve-month period following such termination of Employment, and each such unvested Option that vests following such termination of Employment will remain outstanding and be exercisable until the earlier of (i) twelve months following the date on which such Option vested following the Participant’s death or Disability or (ii) the earlier of the tenth anniversary of the Grant Date for such Option(s) or such different expiration period (not to exceed ten years from the Grant Date) specified in the Option Grant Agreement, which expiration date or period shall supersede the foregoing expiration period.

(ii)Termination of Employment by the Company or a Subsidiary without Cause. Except as otherwise provided in an Option Grant Agreement, in the event the Participant’s Employment is terminated by the Company or a subsidiary without Cause, the Participant’s unvested Options will remain outstanding and continue to vest or be eligible to vest during the six-month period following such termination of Employment and each such unvested Option that vests following such termination of Employment will remain outstanding and be exercisable until the earlier of (i) 90 days following the date on which such Option vested following the Participant’s termination of Employment or (ii) the earlier of the tenth anniversary of the Grant Date for such Option(s) or such different expiration period specified in the Option Grant Agreement, which expiration date or period shall supersede the foregoing expiration period.

(b)Effect of Termination of Employment on Vested Options. With respect to each Participant, such Participant’s Option(s), or any portion thereof, which have become vested on or before the date such Participant’s Employment is terminated shall, unless otherwise provided in the Participant’s Option Grant Agreement, expire on the earliest of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause, or, following the Participant’s termination of Employment, the date on which the Committee in good faith determines that during his or her Employment, the Participant engaged in conduct which constitutes Cause; (ii) 90 days after the date the Participant’s Employment is terminated by the Company or a subsidiary or by the Participant for any reason other than (1) Cause (unless the Participant engaged in conduct which the Committee determined in good faith constitutes Cause), (2) a Qualifying CIC Termination or (3) the Participant’s death or Disability; (iii) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (iv) the earlier of the tenth anniversary of the Grant Date for such Option(s) or such different expiration date or period (not to exceed ten years from the Grant Date) specified in the Option Grant Agreement, which expiration date or period shall supersede the foregoing expiration period.

(c)Permitted Transferees. Any Option, or portion thereof, that is vested and is held by a Permitted Transferee on account of the death of a Participant shall expire (i) in the event that such Participant terminated Employment prior to his or her death, on the date on which such Option would have expired had the Participant not died and had such Participant continued to hold such Option (unless otherwise provided in the Participant’s Option Grant Agreement) or (ii) in the event that such Participant died while Employed, unless otherwise provided in the Participant’s Option Grant Agreement, on the earlier of (x) one year after the date on which such deceased Participant’s Employment terminated by reason of death or (y) the earlier of the tenth anniversary of the Grant Date for such Option(s) or such different expiration period (not to exceed ten years from the Grant Date) specified in the Option Grant Agreement, which expiration date or period shall supersede the foregoing expiration period. Any Option or portion thereof that has been transferred to a Permitted Transferee during the lifetime of a Participant shall expire in connection with the Participant’s termination of Employment at the time set forth under this Section 4.6 as if the Option were held directly by the Participant, unless otherwise provided in the Participant’s Option Grant Agreement.

4.7Limitation on Transfer. Each Option granted to a Participant shall be exercisable only by such Participant, except that a Participant may assign or transfer his or her rights with respect to any or all of the Options held by such Participant to: (i) such Participant’s beneficiaries or estate upon the death of the Participant (by will, by the laws of descent and distribution or otherwise) and (ii) subject to the prior written approval by the Committee (unless otherwise specified in the Participant’s Option Grant Agreement) and compliance with all applicable tax, securities and other laws, for estate planning purposes to family members or entities controlled by, or trusts solely for the benefit of, family members, or as may be necessary to fulfill a domestic relations order (each of (i) and (ii), a “Permitted Transferee”). Notwithstanding the foregoing, in no event will transfers to a Person that the Administrator determines provides services or financial or other support, directly or indirectly, to a competitor of the Company be permitted, even if such Person is otherwise a Permitted Transferee hereunder.

4.8Condition Precedent to Transfer of Any Option. It shall be a condition precedent to any Transfer of any Option by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Plan, the Option Grant Agreement and the Management Stockholders’ Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Plan or an Option Grant Agreement based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant (and all other forfeiture and vesting conditions shall apply as if no such Transfer had occurred, unless otherwise determined by the Committee) .

4.9Effect of Void Transfers. In the event of any purported Transfer of any Options in violation of the provisions of the Plan, such purported Transfer shall, to the extent permitted by applicable law, be void and of no effect.

4.10Exercise of Options. Subject to Section 3.4 hereof, except as otherwise determined by the Committee or set forth in the Option Grant Agreement, prior to an Initial Public Offering, any Options may only be exercised upon a Liquidity Event, with the percentage of the Option that may be exercised in connection with such Liquidity Event to equal the lesser of (I) the difference between (x) the aggregate percentage of Initial Majority Stockholder Shares Transferred by the Majority Stockholders in such Liquidity Event and in all prior Liquidity Events that occurred while the applicable Option was outstanding (with such percentage to be determined based on the Initial Majority Stockholder Shares as of the Closing) and (y) the

percentage of the Option previously exercised, as determined by the Committee in its sole discretion (provided that if the amount in clause (y) exceeds the amount in clause (x), then the amount under this clause (I) shall be zero) and (II) the percentage of the Option that is both vested and unexercised at the time of exercise. Notwithstanding the foregoing, except as otherwise provided in an Option Grant Agreement: (a) following a Qualifying CIC Termination, a Participant may exercise any of his or her vested Options through the earlier of the tenth anniversary of the Grant Date for such Option(s) or such different expiration date or period specified in the Option Grant Agreement and (b) following a Participant’s termination of Employment other than for Cause, the Participant may exercise any of his or her Options that were vested as of such termination of Employment or that vest following termination during the period that such Options remain outstanding in accordance with Section 4.6 of the Plan. Following an Initial Public Offering, a Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable) may exercise vested Options subject to Section 3.4 hereof and otherwise in compliance with other applicable law and/or Company policy. An Option Grant Agreement may provide that this Section 4.10 does not apply to the Option granted thereby.

4.11Method of Exercise. Unless the Committee expressly provides otherwise, the Option shall be exercised by delivery of written notice to the Company at the address provided in Section 5.6 hereof (the “Exercise Notice”), which if the Committee so determines may be an electronic notice, to the attention of its Secretary, no less than five business days in advance of the effective date of the proposed exercise (the “Exercise Date”). Such notice shall (a) specify the number of shares of Common Stock with respect to which the Option is being exercised, the Grant Date and Vesting Commencement Date of such Option and the Exercise Date, (b) be signed (including electronic signature in form acceptable to the Committee) by the Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable), (c) indicate in writing that the Participant agrees to be bound by the Management Stockholders’ Agreement, (d) if the Option is being exercised by the Participant’s Permitted Transferee(s), such Permitted Transferee(s) shall indicate in writing that they agree to and shall be bound by the Plan, Option Grant Agreement and the Management Stockholders’ Agreement as if they had been original signatories thereto (as provided in Section 4.8 hereof) and (e) contain such other items as the Committee may determine. The Exercise Notice shall include payment in cash for an amount equal to the nominal value of a share of Common Stock multiplied by the number of shares of Common Stock to be delivered in connection with the exercise of the Option. Any shares of Common Stock to be delivered in connection with the exercise of an Option shall be delivered (a) net of the total Exercise Price of such Options then exercised and (b) net of the minimum statutory tax withholding unless, in the case of such tax withholding, the Committee determines, in its sole discretion, that such net-physical settlement (i) is not permitted by law, (ii) will result in default under, or is otherwise not permitted by, any credit agreement to which the Company or any of its subsidiaries is a party or (iii) that the Company does not have sufficient liquidity.

Notwithstanding the foregoing, the Committee may, in its discretion, permit (or, following the occurrence of an Initial Public Offering, mandate) payment of the Exercise Price and tax withholding liabilities in cash or such other method as it determines from time to time. The partial exercise of an Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of such Option.

4.12Management Stockholders’ Agreement. Subject to Section 3.4 herein, upon the exercise of the Options in accordance with Section 4.11, no shares of Common Stock shall be issued to or recorded in the name of any Participant until such Participant agrees to be bound by and executes the Management Stockholders’ Agreement.

4.13Amendment of Terms of Options. Except as otherwise provided in Section 4.1 with respect to Options granted under the Chairman Pool, the Committee may, in its sole discretion, amend the Plan or terms of any Option; provided, however, that (i) any such amendment shall not materially impair or adversely affect the Participants’ existing rights under the Plan or such Option without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Option was granted (which shall include, without limitation, the right to adjust or modify the Plan and outstanding Options pursuant to Section 4.14) and (ii) without the written consent of the Effective Date Chairman, no portion of the Plan that relates to the rights of the Effective Date Chairman may be amended while the Effective Date Chairman remains on the Board.

4.14Effect of Certain Transactions. Subject to any action by the shareholders of the Company required by law, applicable tax rules or the rules of any exchange on which Shares are listed for trading:

(a)Shares Available for Grants. In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of Shares or similar corporate change, the maximum aggregate number of shares of Common Stock that may be granted under the Plan shall be appropriately adjusted or substituted by the Committee, and the Committee may make such other changes to the terms of the Plan as is necessary to reflect such corporate change.

(b)Increase or Decrease in Issued Shares Without Consideration. In the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares) or any recapitalization, merger, combination or exchange of Shares or similar corporate change, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type and/or number of shares of Common Stock subject to each outstanding Option and/or the exercise price per share of Common Stock of each such Option.

(c)Certain Mergers and Other Transactions. In the event of any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Option outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Option would have received in such merger or consolidation.

In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s and its subsidiaries’ assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the holders of Shares receive securities and/or other property, including cash, (iv) any Drag-Along Sale (as defined in the Management Stockholders’ Agreement) or (v) a Change in Control, the Committee shall, to the extent deemed appropriate by the Committee, have the power to:

(i)cancel, effective immediately prior to the occurrence of such event, each Option (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant in respect of each share of Common Stock underlying such Option the excess, if any, of (A) the value, as determined by the Committee in its sole discretion, of the property (including cash) received (or that would be received) in respect of a share of Common Stock as a result of such event over (B) the Exercise Price of each such Option (provided that if the amount under clause (B) equals or exceeds the amount under clause (A), then such Option may be cancelled with no payment due to the holder thereof);

(ii)provide for the exchange of each Option (whether or not then exercisable or vested) for an option with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Option would have received in such transaction or (B) securities of the acquiror or surviving entity (or an Affiliate thereof) and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Option and/or the number of securities or amount of property subject to the option or provide for a payment (in cash or other property) to the Participant to whom such Option was granted in partial consideration for the exchange of the Option;

(iii)in the case of a Drag-Along Sale, require the Participant to exercise a percentage of his or her Options (whether or not vested) up to the percentage of Shares that a Management Stockholder (as defined in the Management Stockholders’ Agreement) would be required to sell in such Drag-Along Sale under the Management Stockholders’ Agreement; or

(iv)take such other action as the Committee deems appropriate.

(d)Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in Section 4.14 above, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and/or class of shares subject to Options outstanding on the date on which such change occurs and/or in such other terms of the Plan and such Options as the Committee may consider appropriate.

(e)No Other Rights. Except as expressly provided in the Plan or any Option Grant Agreement or as otherwise determined by the Committee at or after the date of grant of an Option, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividends or dividend equivalents, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Option. For purposes of clarification, and notwithstanding anything contained in the Plan or any Option Grant Agreement to the contrary, in no event shall any adjustments be made to outstanding Options in respect of any cash dividends or distributions to stockholders of the Company in respect of their Shares unless and until (and then only with respect to cash dividends and distributions after) the amount of cash dividends or cash distributions paid in respect of the Initial Majority Stockholder Shares exceeds the sum of $1.8 billion (U.S. Dollars) and any taxes due on such dividends or distributions (but without regard to cash dividends or distributions for the purpose of satisfying tax obligations) (the “ Majority Stockholder Capital Return”), and following the payment of the Majority Stockholder Capital Return, no adjustments shall be made to outstanding Options in respect of any cash dividends or cash distributions to stockholders of the Company in respect of their Shares unless determined otherwise by the Committee in its sole discretion. Notwithstanding the foregoing, the immediately preceding sentence shall not apply from and after an Initial Public Offering.

(f)Savings Clause. No provision of this Section 4.14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

5Miscellaneous

5.1Rights as Option Holders. The Participants shall not have any rights as stockholders with respect to any shares of Common Stock covered by or relating to the Options granted pursuant to the Plan until the date the Participants become the registered owners of such shares of Common Stock issued in accordance with and subject to the governing documents of the Company. Except as otherwise expressly provided in Section 4.14 hereof or in an Option Grant Agreement, no adjustment to the Options shall be made for dividends.

5.2No Special Employment Rights. Nothing contained in the Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of the grant of any Option.

5.3No Obligation to Exercise; No Compensation. The grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options. Furthermore, the expiration of an Option prior to the exercise thereof shall not entitle the Participant or any Permitted Transferee or other Person to any compensation or payment in respect thereof. Any Option granted to a Participant shall be treated as a one-time special grant and shall not be pensionable or treated as the regular part of the Participant’s employment or compensation.

5.4Restrictions on Common Stock. The rights and obligations of the Participants with respect to the shares of Common Stock obtained through the exercise of any Option provided in the Plan shall be governed by the terms and conditions of the Management Stockholders’ Agreement.

5.5Coordination with Other Plans. Options under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Options under the Plan or awards made under other compensatory plans or programs of the Company or its subsidiaries.

5.6Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

GBT JerseyCo Limited
5 Churchill Place
Canary Wharf, London E14 5HU
Attention: General Counsel

If to the Participant, to its most recent address shown on records of the Company or its subsidiary;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.7Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.8Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law; provided, however, that if any restrictive covenant contained herein is determined to be too broad in duration, scope or in any other respect, it shall be reformed to be enforceable to the maximum extent permitted by applicable law.

5.9Governing Law; Venue. The provisions of the Plan and any Option Grant Agreements and all claims or disputes arising out of or based upon the Plan, any Option Grant Agreement and any Option under the Plan or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the domestic substantive laws of the State of New York, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the domestic substantive laws of any other jurisdiction. The Company and each Participant hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Plan, any Option or any Option Grant Agreement. The Company and each Participant hereby irrevocably waive, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

5.10Exchange Act Exemption. Notwithstanding anything to the contrary in the Plan or any Option Grant Agreement, until such time as the Company becomes subject to the reporting requirements of Sections 12 or 15(d) of the Exchange Act or is otherwise no longer relying on the exemption from registration under the Exchange Act set forth in Rule 12h-1(f) under the Exchange Act (the “Employee Options Exemption”) in connection with the grant of Options hereunder or the issuance of Common Stock upon the exercise of such Options, the Plan, the Options granted hereunder and the Option Grant Agreements entered into in connection with such grants are intended to comply with the Employee Options Exemption and, accordingly, to the maximum extent permitted, the Plan, such Options and such Option Grant Agreements shall be interpreted to be in compliance therewith.

5.11Waiver of Jury Trial. By accepting an Option under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Option Grant Agreements, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Option under the Plan, each Participant certifies that no officer, representative, or attorney of the Company or any of its Affiliates has represented, expressly or otherwise, that the Company or any of its Affiliates would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

5.12Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, any Majority Stockholder or Juweel Investor, nor any Affiliate of the Company or any Juweel Investor, nor the Committee, nor the Effective Date Chairman, nor any Person acting on behalf of the Company, any Majority Stockholder, Juweel Investor or Affiliate of the Company or any Juweel Investor, or the Committee or Effective Date Chairman, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Option by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Option to satisfy the requirements of Section 422 or Section 409A of the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Option.

5.13Applicable Regulatory Guidance and Clawback/Adjustment. Notwithstanding any provision contained herein to the contrary, except as expressly provided in any Option Grant Agreement, the Committee and/or management of the Company may in its discretion clawback Options, reduce or eliminate the amount of the Option that would otherwise be earned, clawback dividend equivalents paid in respect of Options, clawback shares of Common Stock acquired upon the exercise of an Option and/or clawback proceeds received from the sale of shares of Common Stock acquired upon the exercise of an Option if, in the Committee’s or management’s sole judgment, such reduction or elimination is appropriate. Circumstances where such negative discretion may be appropriate include instances where the Participant participated (which could include, depending on the circumstances, participation in a supervisory capacity by act or omission) in an activity without appropriate consideration of the risk to the Company or its Affiliates, such as the failure to provide any certifications pursuant to Section 3.6(h) of the Shareholders Agreement. Examples include but are not limited to the Participant’s failure to raise, identify and/or assess in a timely manner and as reasonably expected risks, such as a material compliance, legal, regulatory or reputational risk. Similarly, any Performance-Based Options are also subject to a clawback if such Options vest as a result of misstated financial results. Additionally, in the event that any Performance-Based Options vest as a result of misstated financial results, the Committee may, in its discretion, adjust the Options to reflect the corrected financial results.

5.14Parachute Payments. If there is a change in ownership or effective control, or of a substantial portion of the assets, of the Company within the meaning of Section 280G of the Code (a “280G CIC”) and as of the effective time of such 280G CIC, (a) Section 280G of the Code applies to the Company or any of its subsidiaries at such time and (b) the Company is eligible to rely on the exemption available under Section 280G(b)(5)(B) to corporations no stock of which is readily tradeable on an established securities market, then, unless otherwise determined by the Committee or as otherwise provided below, if the Company determines that any right to receive any payment or other benefit under this Plan or the Option Grant Agreement (including, without limitation, the acceleration of the vesting and/or exercisability of the Option and taking into account the effect of this Section) to or for the benefit of the Participant (the “Payments”), would, in whole or part when aggregated with any other right, payment or benefit to or for the Participant under all other agreements, arrangements or benefit plans cause any such Payments or other rights, payments or benefits to be nondeductible by the Company or its subsidiaries (or other person making such payment or providing such benefit) as a result of Section 280G of the Code and/or would subject the Participant to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then, to the extent necessary (whether or not sufficient) to make the Payments and all such rights, payments and benefits deductible and to exempt the Payments and all such rights, payments and benefits from the Excise Tax (but only to such extent and after taking into account any reduction in the Payments relating to Section 280G of the Code under any other plan, arrangement or agreement), the Option and any other right, payment or benefit under this Plan, any Option Grant Agreement or otherwise shall not become exercisable, vested or paid. Notwithstanding any other provision of this Plan, the foregoing provisions shall not apply to reduce such amounts if the amounts that would otherwise be nondeductible under Section 280G of the Code and/or would subject the Participant to the Excise Tax are waived by the applicable Participant in writing and disclosed to and approved by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations thereunder.

If there is a 280G CIC and as of the effective time of such 280G CIC, (a) Section 280G of the Code applies to the Company or its subsidiaries, and (b) the Company is not eligible to rely on the exemption available under Section 280G of the Code to corporations no stock of which is readily tradeable on an established securities market, then in the event that it shall be (or is subsequently) determined that any Payment would, in whole or part when aggregated with any other right, payment or benefit to or for the Participant under all other agreements, arrangements or benefit plans, cause any such Payments or other rights, payments or benefits to be subject to the Excise Tax, then the Payments and all such rights, payments and benefits shall be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to the Excise Tax (the “Reduced Amount”) if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the Excise Tax and any interest or penalties payable with respect to the Excise Tax) of the unreduced Payments and all such other rights, payments and benefits. If the Payments and such other rights, payments or benefits are required to be reduced hereunder, there shall be no discretion in the ordering of the Payments and such other rights, payments or benefits so reduced, and such reductions shall be applied in the order which results in the best economic benefit to the Participant; and to the extent such ordering of reductions is economically equivalent, such Payments and such other rights, payments or benefits shall be reduced on a pro rata basis.

*****

Exhibit A

[See Attached]

Exhibit B

GBT JERSEYCO LIMITED

MANAGEMENT STOCKHOLDERS’ AGREEMENT

This MANAGEMENT STOCKHOLDERS’ AGREEMENT (as amended and/or restated from time to time, this “Agreement”), dated as of [•], among GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (the “Company”), the Majority Stockholders (as defined in the Plan) and [•] (the “Management Stockholder”).

WHEREAS, the Management Stockholder has been granted options (the “Options”) to purchase Non-Voting MIP Shares of the Company (the “Common Stock”) pursuant to the GBT JerseyCo Limited Management Incentive Plan (as amended and/or restated from time to time, the “Plan”);

WHEREAS, as a condition to the issuance of any shares of Common Stock by the Company to the Management Stockholder, the Management Stockholder is required to execute this Agreement; and

WHEREAS, the Management Stockholder, the Majority Stockholders and the Company desire to enter into this Agreement and to have this Agreement apply to any Shares acquired by the Management Stockholder from whatever source;

NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

1Definitions. As used in this Agreement, capitalized terms not defined herein shall have the meanings set forth in the Plan, and otherwise shall have the meanings set forth in this Agreement.

2Investment; Issuance of Shares.

(a)The Management Stockholder represents that the Common Stock is being acquired for investment purposes only and not with a view toward the distribution thereof.

(b)Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Common Stock, which shares shall be evidenced by book-entry into the books and records of the Company, and may only issue such certificates in the event the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded. To the extent the shares of Common Stock are certificated or become certificated in the future, the certificates for the Common Stock shall bear an appropriate legend as determined by the Board.

3Transfer and Lock-Up of Shares; Call Rights.

(a)Transfer and Lock-Up of Shares.

(i)The Management Stockholder agrees that he or she will not cause or permit his or her Shares or his or her interest in such Shares to be Transferred except as expressly permitted by this Section 3; provided, however, that, subject to the following sentence, such Shares or any such interest may be Transferred (A) on the Management Stockholder’s death by bequest or inheritance to the Management Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries, (B) with the prior written consent of the Board and prior approval by all the Majority Stockholders, and (C) in accordance with Sections 3 and 4 of this Agreement, subject in each case to (1) paragraph (ii) of this Section 3(a), (2) compliance with all applicable tax, securities and other laws and (3) the agreement by each Transferee (other than the Company or as otherwise permitted by the Company in writing) in writing to be bound by the terms of this Agreement as if such Transferee had been an original signatory hereto. Notwithstanding anything to the contrary herein, Options (and any interests therein) shall be transferable only in accordance with Sections 4.7 and 4.8 of the Plan. Any Shares so transferred shall remain subject to forfeiture under the Plan and repurchase as set forth herein as if no such Transfer had occurred.

(ii)Notwithstanding the foregoing, in no event shall any Management Stockholder or Transferee be entitled to Transfer its Shares without the prior written consent of both Majority Stockholders and the Board, (x) to any Person that is Competing with the Company or (y) to any Person who (directly or indirectly) (1) holds an ownership interest in any Person who Competes with the Company equal to five percent (5%) or more or (2) has designated, or has the right to designate, a member of the board of directors of any Person who Competes with the Company. In addition, and notwithstanding any provision of this Agreement to the contrary, no Management Stockholder or Transferee shall be entitled to Transfer its Shares at any time if such Transfer would:

(A)violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares;

(B)cause the Company to be required to register any Shares under Section 12(g) of the Exchange Act;

(C)cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time;

(D)be a “prohibited transaction” under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations issued thereunder (collectively, “ERISA”), or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code; or

(E)violate any applicable foreign laws similar to those set forth in (A)–(D).

(iii)The Management Stockholder agrees that, notwithstanding any provision in this Agreement to the contrary, he or she will not, without the prior written consent of the Board, during the period following an Initial Public Offering during which the Majority Stockholders or Management Stockholders are subject to underwriter- imposed restrictions on the transfer of their Shares, or if longer, the applicable holding period required under Rule 144(d) under the Securities Act (the “Lock-Up Period”), (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares, Options or other securities convertible into or exercisable or exchangeable for Shares (including without limitation, Shares which may be deemed to be beneficially owned by such Management Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission), or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Shares or such other securities, in cash or otherwise.

(iv)Any purported Transfer of Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Shares pursuant to any such Transfer.

(v)Prior to the Agreement Termination Date, no Management Stockholder or Transferee shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares or enter into any agreements or arrangements of either kind with any person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Management Stockholders or holders of Shares who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Shares, nor shall any Management Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Shares in any manner which is inconsistent with the provisions of this Agreement.

(b)Company Call Right upon Management Stockholder’s termination of Employment.

(i)In the event the Management Stockholder’s Employment terminates for any reason prior to the Agreement Termination Date (as hereinafter defined), the Company (or its designated assignee) shall have the right (but not the obligation) commencing following the later of (A) such termination of Employment and (B) the six (6) month anniversary of the date on which the Management Stockholder or Transferee has acquired the Shares to be sold pursuant to this Section 3(b) (with respect to any Share, the later to occur of (A) and (B), determined on a share-by-share basis, but applying to all shares of Common Stock then owned by the Management Stockholder and his or her Transferees, the “Call Trigger Date”) and, subject to any tolling of the repurchase period described below, ending on the later of (X) the end of the Management Stockholder’s Restricted Period and (Y) the 18-month anniversary of the Call Trigger Date, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Common Stock held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per share price equal to the Fair Market Value of a share of Common Stock determined as of the date the Call Notice or Tolling Notice (whichever occurs first) is provided; provided that in the event the Management Stockholder’s Employment is terminated for Cause (or is retroactively deemed to have been terminated for Cause pursuant to the Plan) or the Management Stockholder breaches a Restrictive Covenant, then the per share purchase price for any share of Common Stock held by the Management Stockholder or his or her Transferees (even if a Call Notice or Tolling Notice already has been provided), shall be equal to the lesser of (x) the amount paid by such Management Stockholder for such share of Common Stock and (y) the Fair Market Value of a share of Common Stock as of the date the Call Notice or Tolling Notice (whichever occurs first) is provided.

(ii)The Company (or its designated assignee) may exercise the call rights described in this Section 3(b) by delivering to the Management Stockholder or Transferee, as applicable, a written notice specifying its intent to purchase Common Stock held by the Management Stockholder or Transferee (the “Call Notice”) and the number of Shares to be purchased. In the event that the Committee determines in its sole discretion that the exercise of the Company’s call right is barred due to regulatory impediments or other applicable law respecting the Company or its subsidiaries or makes a good faith determination that the exercise of its call right would have an adverse impact on the Company or its subsidiaries for liquidity reasons or otherwise, (X) the Company may deliver to the Management Stockholder or Transferee, as applicable, a written notice communicating the Company’s determination to toll the exercise of the Company’s call right (the “Tolling Notice”) and (Y) the exercise of the call right shall automatically be tolled until the Committee determines in its sole discretion that such call right may be exercised and delivers a Call Notice to the Management Stockholder. Such purchase and sale of the Shares subject to the call right shall occur on such date as the Company (or its designated assignee) shall specify; provided that, the purchase price for such Shares shall only be paid on a Liquidity Event as set forth in Section 3(c)(iii). In addition, in the event that any payment related to the Company’s exercise of its call rights would result in a violation of the terms or provisions of, or result in a default or event of default under, any guarantee, financing or security agreement or document entered into by the Company or any of its Affiliates and in effect on such date (hereinafter a “Financing Agreement”), the Company may delay any such payment. In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, such payment shall be made as soon as practicable after the payment of such purchase price would, as determined by the Committee, no longer result in a violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the

Management Stockholder or Transferee if no delay had occurred plus interest for the period from the date on which the purchase price would have been paid but for the delay in payment provided herein to the date on which such payment is made (the “Delay Period”), calculated at an annual rate equal to the mid-term federal applicable rate in effect on the first day of the Delay Period. Solely for purposes of calculating the purchase price to be paid in connection with the exercise of a call right, the Company’s call right shall be deemed exercised on the date the Call Notice or Tolling Notice, as applicable, is provided, whichever occurs first (regardless of when the purchase price for the applicable Shares is paid and regardless of any change in the value of such Shares between the date of such Call Notice or Tolling Notice, as applicable, and the payment date). An example of how the call purchase price would be paid is set forth in Section 3(h) hereof.

(iii)In the event that the Company exercises its call right to purchase Shares from the Management Stockholder or any Transferee thereof under Section 3(b) and, following the date that the Company pays the Management Stockholder or any Transferee thereof any portion of the applicable purchase price for such Shares, the Management Stockholder breaches a Restrictive Covenant or is retroactively deemed to have been terminated for Cause, the Management Stockholder or the Management Stockholder’s Transferee shall pay to the Company, within ten (10) business days following the date on which the Management Stockholder breached a Restrictive Covenant or the date such termination is reclassified as being for Cause, as applicable, an amount equal to the excess of (A) the amount the Company paid the Management Stockholder or Transferee to purchase such Shares over (B) the amount the Company would have paid the Management Stockholder or Transferee for such Shares if, at the time the Company purchased such Shares, the Company had treated the termination of employment as a termination for Cause.

(c)Management Stockholder Put Rights and Company Call Rights during the Management Stockholder’s Employment.

(i)Management Stockholder Put Rights. Upon the exercise of any Option by the Management Stockholder while Employed, the Management Stockholder shall have a one-time right with respect to the Common Stock acquired upon the exercise of such Option, during the ten business days immediately following the six-month anniversary of the date the Management Stockholder or the Transferee has acquired such Common Stock, to sell to the Company, and upon the exercise of such right the Company (or its assignee) shall purchase from the Management Stockholder or the Management Stockholder’s Transferee, all or any portion of such Common Stock acquired by the Management Stockholder or the Transferee upon the exercise of such Option; provided that the Management Stockholder must be Employed at the time such right is exercised. The Management Stockholder shall exercise the put rights described in this Section 3(c) by delivering to the Company, no later than one hundred twenty (120) days following the exercise of the Options and acquisition of the underlying Common Stock, a written notice specifying its intent to cause the Company to purchase some or all of such Common Stock (the “Put Notice”) and the number of Shares to be purchased.

(ii)Company Call Right. In the event that the Management Stockholder does not exercise the put right in respect of all of the Common Stock under Section 3(c)(i) above, the Company shall have the right (but not the obligation), commencing on the date such put right expires, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Common Stock that could have been (but was not) sold had the Management Stockholder exercised such put right in full. The Company’s call right under this Section 3(c)(ii) shall expire on the termination of the Management Stockholder’s Employment. Failure to exercise the call right under this Section 3(c)(ii) shall not preclude or otherwise impact the Company from exercising the call right under Section 3(b) in accordance with the terms thereof.

(iii)Payment Terms. The purchase price for Common Stock to be acquired upon the exercise of a put right or call right shall only become payable on a Liquidity Event and may be paid in one or more increments, with such payments in connection with any particular Liquidity Event to be made only in respect of the lesser of (X) the number of shares of Common Stock subject to such put or call right on which payment has not already been made and (Y) a number of shares of Common Stock such that, after giving effect to such payment, the percentage of the Net Shares with respect to which the put or call purchase price will have been paid will equal the aggregate percentage of Initial Majority Stockholder Shares Transferred by the Majority Stockholders in such Liquidity Event and in all prior Liquidity Events that occurred after the Option to which such Common Stock relates was granted; provided, however, that if a Liquidity Event results in the Majority Stockholders, as a group, no longer holding any Initial Majority Stockholder Shares, then all remaining amounts of the purchase price shall be due and payable in connection with such Liquidity Event. For purposes of the foregoing, the term “Net Shares” means, as of the relevant date of determination, the product of (x) the number of shares of Common Stock originally underlying the relevant Option and (y) the ratio of the aggregate net number of shares of Common Stock received in all exercises of such Option (i.e., after any reduction in respect of the payment of the exercise price of the Option and/or withholding, employment or similar taxes) to the aggregate number of shares of Common Stock with respect to which such Option has been exercised. Notwithstanding the foregoing or anything contained herein to the contrary, if the Committee determines that a delay is required as a result of any Financing Agreement, the provisions described in Section 3(b) above shall apply in respect of the Delay Period and payment of the purchase price shall therefore be delayed. The percentage of Initial Majority Stockholder Shares Transferred in any Liquidity Event shall be determined based on the Initial Majority Stockholder Shares as of the Closing. An example of how the purchase price under this Section 3 would be paid is set forth in Section 3(h) hereof. This Section 3(c)(iii) shall be applied separately to the Common Stock acquired under each Option.

(iv)For purposes of calculating the purchase price to be paid in connection with the exercise of the put or call rights described in this Section 3(c), the applicable right shall be deemed exercised as of (i) in connection with the exercise of the Management Stockholder put right, the later of (x) the one hundred eighty-first day following the exercise of the Options and acquisition by the Management Stockholder of such Shares and (y) the date on which the Company accepts such Put Notice or provides a Tolling Notice (whichever occurs first) and (ii) in respect of the Company call right, the date on which the Company delivers such Call Notice or provides a Tolling Notice (whichever occurs first) to the Management Stockholder or Transferee, as applicable and, in each case, the purchase price to be paid shall be equal to the Fair Market Value as of such deemed exercise date (regardless of when the purchase price is actually paid and regardless of any change in the value of such Shares through the payment date).

(v)In the event that the Company exercises its call right to purchase Common Stock from the Management Stockholder or any Transferee thereof or the Management Stockholder or its Transferee exercises its put right to sell Common Stock under Section 3(c) and, following the date that the Company pays the Management Stockholder or any Transferee thereof any portion of the applicable purchase price for such Shares, the Management Stockholder breaches a Restrictive Covenant or is terminated for Cause, the Management Stockholder or the Management Stockholder’s Transferee shall pay to the Company, within ten (10) business days following the date on which the Management Stockholder breached a Restrictive Covenant or the date of such termination for Cause, as applicable, an amount equal to the excess of (A) the amount the Company paid the Management Stockholder or Transferee to purchase such Shares over (B) the amount the Company would have paid the Management Stockholder or Transferee for such Shares if, at the time the Company purchased such Shares, the Company had terminated the Management Stockholder’s employment for Cause.

(d)Notwithstanding anything to the contrary set forth herein, if the put right or call rights referred to in this Section 3 above are exercised but the Management Stockholder’s Employment is terminated for Cause prior to the date on which payment for his or her Common Stock has been made (including a termination that is retroactively treated as a termination for Cause), then the purchase price in respect of any such Shares shall equal the lesser of (i) the amount paid by such Management Stockholder for such Shares and (ii) Fair Market Value of a share of Common Stock at the time the put or call right is deemed exercised (as described in this Section 3). In addition, and notwithstanding anything contained herein to the contrary, if the Committee determines in its sole discretion that the exercise of the Management Stockholder’s put right or the Company’s call right is barred due to regulatory impediments or other applicable law respecting the Company or its subsidiaries or makes a good faith determination that the exercise of the call or put rights would have an adverse impact on the Company or its subsidiaries for liquidity reasons or otherwise, (X) the Company may deliver to the Management Stockholder or Transferee, as applicable, a Tolling Notice and (Y) the exercise of the call right or put right, as applicable, shall automatically be tolled until the Committee determines in its sole discretion that such call right or put right, as applicable, may be exercised; provided that the purchase price to be paid in connection with the exercise of such put or call right will be determined as of (i) with respect to the call right, the date the Call Notice or Tolling Notice was delivered to the Management Stockholder or Transferee, whichever occurs first or (ii) with respect to the put right, the later of (x) the one hundred eighty-first day following the exercise of the Options and acquisition by the Management Stockholder of such Shares and (y) the earlier of the date on which the Company accepts the Put Notice or delivers the Tolling Notice to the Management Stockholder or Transferee.

(e)Notwithstanding anything contained herein to the contrary, unless waived by the Company in its sole discretion, the payment of the purchase price for any Common Stock under this Section 3 with respect to any Management Stockholder who is no longer Employed as of the date of such payment shall be contingent on such Management Stockholder’s (or his or her estate’s, if applicable) execution and non-revocation of a release of claims and covenant not to sue in form and substance satisfactory to the Company.

(f)For the avoidance of doubt, as of (i) with respect to the call right, the date the Call Notice or Tolling Notice (whichever occurs first) was delivered to the Management Stockholder or Transferee or (ii) with respect to the put right, the later of (x) the one hundred eighty-first day following the exercise of the Options and acquisition by the Management Stockholder of such Shares and (y) the earlier of the date on which the Company accepts such Put Notice or the date the Company delivers a Tolling Notice to the Management Stockholder or Transferee, as applicable, the Shares subject to the call or put rights described in this Section 3 shall no longer be outstanding and the Management Stockholder or Transferee (as applicable) shall cease to own such Shares and shall cease to have any of the rights of a holder of Common Stock with respect thereto, including the right to receive dividends in respect of such Shares, regardless of when the purchase price for any Shares being sold pursuant to such put or call rights has been paid.

(g)Notwithstanding anything contained herein to the contrary, in the event that a put or call right has been exercised pursuant to Section 3, but the purchase price in connection with the exercise of such put or call right has not been made in full as of the date of a Change in Control or an Initial Public Offering, the purchase price per Share determined in accordance with Sections 3(b) or 3(c), as applicable, in respect of such previously exercised put or call right shall not be modified. Payment of the purchase price in connection with the exercise of the put or call rights referred to in the immediately preceding sentence will be paid by the Company (i) in connection with an Initial Public Offering, upon the lapse of the restrictions under Section 3(a)(iii), (ii) in connection with a Change in Control, on the date thereof or (iii) such later date, as determined by the Committee and permitted by applicable law.

(h)Solely by way of example, if (i) there are 1,000,000 Initial Majority Stockholder Shares as of the Closing, with each Majority Stockholder holding the same number of Shares at Closing, (ii) a Management Stockholder was granted an Option to purchase 200 shares of Common Stock, exercises 50% of the Option (to the extent vested) and receives 100 shares of Common Stock, and such Management Stockholder provides a Put Notice with respect to 100 shares of Common Stock six months and three days after such shares are acquired and such Put Notice is accepted by the Company on such date, (iii) at the time the Put Notice is accepted by the Company, the Fair Market Value of one share of Common Stock is $3,000 and (iv) two years after such acquisition, a Liquidity Event occurs pursuant to which 400,000 of the Initial Majority Stockholder Shares are sold (at such time, the Common Stock has a value of $4,000 per share), then at the time of such Liquidity Event, the Management Stockholder will receive the purchase price for 80 of the 100 put Shares (40% of the Option), at a price of $3,000 per share (for a total of $240,000). If two years after the first Liquidity Event occurs, another Liquidity Event occurs pursuant to which 100,000 Initial Majority Stockholder Shares are sold (at such time, the Common Stock has a value of $4,500 per share), then at the time of such

Liquidity Event, such Management Stockholder would receive the purchase price for the 20 remaining put Shares (10% of the Option), at a price of $3,000 per share (for a total of $60,000).

(i)The provisions of this Section 3 shall be interpreted by the Board in good faith and all determinations with respect to this Section 3 shall be made by the Board in its sole discretion (including, without limitation, the date on which a Call Notice or Tolling Notice is provided, the date on which a Put Notice is accepted and the portion of the purchase price in respect of put or called Common Stock to be paid with respect to a Liquidity Event). All interpretations and determinations made by the Board under this Section 3 shall be final and binding on the Company, the Management Stockholder, any Transferee thereof and all other Persons.

4Certain Rights. Subject to compliance with applicable securities laws and Section 15 hereof:

(a)Drag Along Rights. If the Majority Stockholders desire to collectively Transfer, prior to the later of the Agreement Termination Date and the end of the Lock-Up Period, 50% or more of their aggregate direct or indirect pecuniary interest (as defined in Rule 16a-1 under the Exchange Act) in any Shares, substantially in proportion to their direct or indirect pecuniary interest in the Shares, in a single transaction to a Good Faith Independent Purchaser (a “Purchaser”) (other than any Affiliate of the Majority Stockholders, other investment partnerships, limited liability companies or other entities established for investment purposes and controlled by one or more of the members (other than passive investors) or the principals of the Majority Stockholders or any of their affiliates and other than any Employees of the Majority Stockholders or their affiliates, hereinafter referred to as a “Permitted Transferee”) upon such terms and conditions as agreed to with the Majority Stockholders (a “Drag-Along Sale”), the Management Stockholder or Transferee agrees, at the request of the Majority Stockholders, to sell to such Purchaser a number of its Shares not to exceed (i) the number of Shares held by such Management Stockholder or Transferee multiplied by (ii) a fraction, the numerator of which is the aggregate number of Shares in which the Majority Stockholders collectively have a pecuniary interest that the Majority Stockholders have proposed to be transferred, and the denominator of which is the aggregate number of Shares in which the Majority Stockholders collectively have a pecuniary interest (or to vote such number of Shares in favor of any merger or other transaction which would effect a sale of such Shares); provided that (i) all of the holders of Shares receive the proceeds of such Drag-Along Sale in accordance with the priorities of distribution set forth in the Shareholders Agreement and (ii) except with respect to any liability incurred by such Management Stockholder or any Transferee individually, the Management Stockholders and any Transferees shall not be liable to a Purchaser for an amount greater than the proceeds received by such Management Stockholder or any Transferee from such sale. In such case, the Majority Stockholders shall give written notice of such sale to the Management Stockholders or Transferee at least ten (10) days prior to the consummation of such sale, setting forth (A) the consideration to be received by the holders of Shares, (B) the identity of the Purchaser, (C) any other material terms and conditions of the proposed Transfer and (D) the date of the proposed Transfer. The Company shall be responsible for the proportionate share of the costs of the proposed Transfer incurred by the Management Stockholders and any Transferees to the extent not paid or reimbursed by the proposed Purchaser or by the Company.

If the Management Stockholder or Transferee holds more than one class of Shares, this Section 4(a) shall be applied separately to each such class.

(b)Permitted Transferees. Any Permitted Transferee to which a Majority Stockholder’s pecuniary interest in any Shares is Transferred shall agree to execute this Agreement as a condition to such Transfer.

5Registration. The Company shall have no obligation to register the issuance of any Shares.

6Termination. This Agreement shall terminate on the one hundred eighty-first day following the occurrence of an Initial Public Offering (the date of such termination, the “Agreement Termination Date”); provided that the provisions of Sections 2, 3(a)(ii), 3(a)(iii), 6, 8 and 9 shall survive the termination of this Agreement.

7Acknowledgements of the Management Stockholder, the Majority Stockholders and the Company. The Management Stockholder acknowledges that the Majority Stockholders will own their own Shares and that each Majority Stockholder will have governance and other rights with respect to the Company that are different from (and may be greater than) the rights to which the Management Stockholder is entitled pursuant to this Agreement.

8Publicity and Confidentiality. Each of the parties hereto shall keep confidential this Agreement and the transactions contemplated hereby, and any nonpublic information received pursuant hereto, and shall not disclose, issue any press release or otherwise make any public statement relating hereto or thereto without the prior written consent of the Majority Stockholders unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and each Management Stockholder shall be free to release such information) for disclosures to each Management Stockholder’s immediate family members, attorneys, accountants and other professional advisers, in each case so long as such Persons agree to keep such information confidential.

9Clawback. In the event that the Management Stockholder breaches any of the provisions set forth in Section 11 of the applicable Option Grant Agreement, the Management Stockholder and his or her Transferees will pay to the Company all amounts paid to such Persons in respect of any Shares (including delivering any Shares received by the Management Stockholder or his or her Transferees in connection with the exercise of any Options), in the twenty-four (24) month period prior to the Management Stockholder’s breach of the provisions set forth in Section 11 of the applicable Option Grant Agreement.

10Amendment; Assignment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or their authorized representatives or, in the case of a waiver, by the party or an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. Except for the Management Stockholder’s right to assign his or her rights in accordance with Section 3(a) or the Company’s right to assign its rights under Sections

3(b) and 3(c), no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

11Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Majority Stockholders, to:

American Express Travel Holdings Netherlands Coöperatief U.A.
c/o American Express Company
200 Vesey Street
New York, New York 10285
Attention: Chief Development Officer/General Counsel

and

Juweel Investors Coöperatief U.A.
c/o Juweel Investors Limited
119 West 40th Street, 12th Floor
New York, New York 10018
Attn: M. Gregory O’Hara and Spencer M. Marsden

If to the Company, to:

GBT JerseyCo Limited
5 Churchill Place
Canary Wharf, London E14 5HU
Attention: General Counsel

If to the Management Stockholder, to its most recent address shown on records of the Company or its Affiliate;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

13Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof.

(b)The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

(c)So long as any party hereto has any obligation under this Agreement, it will maintain a duly appointed agent in the State of New York for the service of such process or summons, and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

(d)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

14Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

15No Third-Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

16Entire Agreement. This Agreement, the Plan and the applicable Option Grant Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements and representations regarding such subject matter.

17Severability. If any term, provision, covenant or restriction of this Agreement, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18Section 409A. To the extent applicable, this Agreement will be construed to comply with Section 409A of the Code; provided that neither the Company, any Majority Stockholder nor any of their respective Affiliates shall have any liability or obligation to any Management Stockholder, Transferee thereof or any other Person in the event that this Agreement does not comply with, or is not exempt from, Section 409A of the Code.

19Relationship between this Agreement, the Articles and the Shareholders Agreement. The Management Stockholder hereby acknowledges that the rights of holders of Common Stock are subject to the terms of the articles of association of the Company (the “Articles”), and that certain terms of the Articles incorporate by reference the terms of the Shareholders Agreement. The Management Stockholder further acknowledges that in the event of any conflict between the terms of the Shareholders Agreement and the Articles, then the provisions of the Shareholders Agreement are to prevail. In this connection, in the event of any conflict between the terms of this Agreement and/or the Articles (on one hand) and the terms of the Shareholders Agreement (on the other), the terms of the Shareholders Agreement shall prevail and the Management Stockholder hereby agrees and undertakes to exercise his or her voting and any other rights and powers he or she has to amend or sanction amendments to any conflicting terms of this Agreement and/or the Articles (as the case may be) to ensure that the full intended effect is given to the terms of the Shareholders Agreement.

20Other Businesses; Waiver of Certain Duties.

(a)Each Management Stockholder expressly acknowledges and agrees that, to the fullest extent permitted by Law: (i) each director of the Company that is a Shareholder Designee shall be deemed an agent of the shareholder of the Company or the Person on whose behalf such Shareholder Designee was appointed; (ii) in exercising his or her authority under the Shareholders Agreement, each director shall be entitled to rely on the provisions of the Shareholders Agreement, and shall be fully protected in relying in good faith upon the books and records of the Company and upon such other information, opinions, reports or statements presented to the Company by any Person as to matters the director reasonably believes are within such other Person’s professional or expert competence and who has been selected or retained with reasonable care by or on behalf of the Company; (iii) subject to Section 7.1 of the Shareholders Agreement, each of the shareholders of the Company (including any of its Affiliates and, in the case of Juweel Investors Coöperatief U.A., the Juweel Associates, but excluding the Management Stockholders) and each Shareholder Designee may invest in, or provide services to, any Person that directly or indirectly competes with the Company or its Subsidiaries; and (iv) (A) in the event that any Shareholder Designee acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise)

to communicate or present such corporate opportunity to the Company or its Subsidiaries or any shareholder of the Company, as the case may be, unless such Person acquires knowledge of such potential transaction or corporate or other business opportunity in his or her capacity as director of the Company and (B) in the event that any shareholder of the Company (including any of its respective Affiliates but excluding the Management Stockholders) acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or its Subsidiaries or any other shareholder of the Company, and, notwithstanding any provision of the Shareholders Agreement to the contrary such Persons shall not be liable to the Company or its Subsidiaries or any other shareholder of the Company (or their respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, himself or herself, directs such opportunity to another Person, or does not present such opportunity to the Company or its Subsidiaries or any other shareholder of the Company unless such Person shall have acquired knowledge of such opportunity in his or her capacity as officer, director or employee of the Company.

(b)Each Management Stockholder (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable Law:

(i)confirms that no shareholder of the Company (including the Majority Stockholders) has any duty to any other shareholder or to the Company or its Subsidiaries other than the specific covenants and agreements set forth in the Shareholders Agreement and this Agreement;

(ii)acknowledges and agrees that, (A) in the event of any conflict of interest between the Company or its Subsidiaries, on the one hand, and any shareholder of the Company (excluding the Management Stockholders), on the other hand, the shareholder (or any Shareholder Designee acting in his or her capacity as a director) may act in its best interests and (B) none of the shareholders of the Company (excluding the Management Stockholders) or any Shareholder Designee acting in his or her capacity as a director shall be obligated (1) to reveal to the Company or its Subsidiaries confidential information belonging to or relating to the business of such Person or (2) to recommend or take any action in its capacity as such shareholder or director, as the case may be, that prefers the interest of the Company or its Subsidiaries over the interest of such Person; and

(iii)waives any claim or cause of action against each other shareholder of the Company, each Shareholder Designee and each officer, employee, agent and Affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under Section 20(b)(i) or 20(b)(ii).

(c)Each Management Stockholder agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 20 shall not apply to any alleged claim or cause of action against the shareholders of the Company, any Shareholder Designee, or any of the shareholders’ respective Affiliates, or any of their respective employees, officers, directors, agents or authorized representatives, based upon the breach or nonperformance by such Person of the Shareholders Agreement, this Agreement or any other agreement to which such Person is a party.

(d)The provisions of this Section 20, to the extent that they restrict the duties and liabilities of the shareholders of the Company or any Shareholder Designee otherwise existing at law or in equity, are agreed by the Management Stockholders to replace such other duties and liabilities of such shareholders or such Shareholder Designee to the fullest extent permitted by applicable law.

(e)The following definitions shall apply for purposes of this Section 20:

(i)“Shareholder Designee” shall mean each director of the Company that is designated by a Majority Stockholder.

(ii)“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Person or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership); provided that the Company shall not be deemed to be a Subsidiary of any Majority Stockholder for purposes of this Agreement.

(iii)“Juweel Associates” shall mean M. Gregory O’Hara and any natural Person who is a direct or indirect equity holder of, or a present or former director, officer or employee of, Certares L.P. or its Affiliates (other than, for the avoidance of doubt, the Juweel Investors).

21Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the joint product of all of the parties hereto, and the principle that ambiguities shall be construed against the drafter shall not be applied.

* * * * * *

Management Stockholder

I hereby represent that I have carefully read and understand, and agree to be bound by, the terms of the Management Stockholders’ Agreement dated as of the date set forth above.

Agreed to and Accepted by:

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